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                                                                    Exhibit 99.2

                          MATERIAL SCIENCES CORPORATION
                             ELECTS NEW BOARD MEMBER

ELK GROVE VILLAGE, IL, April 22, 2003----------Material Sciences Corporation (NYSE:MSC),a leading provider of material based solutions for electronic, acoustical/thermal, and coated metal applications, today announced the election of Avrum Gray to its board of directors.

Avrum Gray, 67, is the chairman and founding partner of G-Bar Limited Partnership, one of the nation's largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets. Gray was the chief executive of a privately held automotive aftermarket company, Alloy Consolidated Industries from 1969 to 1991. From 1996 through 2001, Gray was also the chairman of the board of Lynch Systems, Inc., a capital equipment manufacturer. Gray is currently a member of the board of directors of Lynch Corporation, Nashua Corporation and SL Industries, Inc.

"We are very pleased to welcome Avrum to our board as an independent director," said Ronald A. Mitsch, chairman of the board. "His operating, technical and financial experience will prove invaluable as we pursue the strategic growth objectives of the company."


About Material Sciences

Material Sciences Corporation is leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added is MSC's primary financial management and incentive compensation measure. The company's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index.